UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2012

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.
As previously reported in its quarterly report on Form 10-Q filed on August 14, 2012, Arrhythmia Research Technology Inc. (the "Company") was pursuing strategic alternatives for its RMDDxUSA Corporation ("WirelessDx") subsidiary. On September 4, 2012, the Company's Board of Directors on the recommendation of management authorized the discontinuance of operations and disposition of the assets of WirelessDx.
The expenses and charges related to the termination of WirelessDx operations and its liquidation are estimated to be $2.75 million, comprised of the following major components: (i) $0.9 million related to the impairment of fixed assets, net of liquidation proceeds; (ii) $0.5 million related to the early termination of multiple lease contracts; (iii) $1.0 million for a contingent liability of an unmet performance obligation; (iii) $0.35 million in other employee related and one-time expenses associated with the orderly shutdown of the monitoring operation. Management expects the majority of the assets to be sold within the next 60 days.

Item 2.06    Material Impairments
As reported above on item 2.05, the Company has impaired the assets of WirelessDx by $0.9 million to the expected net proceeds from the sale of the assets. The value is an estimate and could differ from the final salvage value of assets.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 7th day of September, 2012.
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer